LEGEND OIL AND GAS, LTD.

Exhibit 4.1

ARTICLES OF AMENDMENT

TO THE

ARTICLES OF INCORPORATION

OF

LEGEND OIL AND GAS, LTD.

Pursuant to Section 7-110-101et seq. of the Colorado Revised Statutes, Legend Oil and Gas, Ltd., a Colorado corporation, does hereby adopt the following Articles of Amendment.

ARTICLE ONE

The name of the corporation is Legend Oil and Gas, Ltd. (the “Corporation”).

ARTICLE TWO

The Articles of Incorporation of the Corporation are hereby amended by deleting Section 6(d) of the Certificate of Designation of Preferences, Rights and Limitations of Series A Convertible Preferred Stock of the Corporation in its entirety.

ARTICLE THREE

The amendment provided for herein was duly adopted by the Board of Directors of the Corporation on May 1, 2015, in accordance with Section 7-106-102 of the Colorado Revised Statutes. Shareholder action was not required.

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be executed by a duly authorized officer, as of the 1st day of May, 2015.

LEGEND OIL AND GAS, LTD

By:	/s/ Warren S. Binderman
Name: Warren S. Binderman Title: President and CFO